                                                                      EXHIBIT 12

                              FEDDERS CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                       PRO FORMA                                 HISTORICAL
                                  -------------------   ------------------------------------------------------------
                                  QUARTER      YEAR     QUARTER
                                   ENDED      ENDED      ENDED             YEAR ENDED AUGUST 31,
                                  NOV. 30,   AUG. 31,   NOV. 30,   --------------------------------------
                                    1995       1995       1995      1995      1994      1993       1992     1991(B)
                                  --------   --------   --------   -------   -------   -------   --------   --------
Earnings:
Income (loss) from continuing
  operations before taxes,
  extraordinary items and
  cumulative effect of
  accounting changes............   $(1,072)  $32,255     $ 554     $35,691   $19,803   $(2,340)  $(24,965)  $(13,666)
Add:
  Portion of rent representative
    of the interest factor......                 414        --         414       426       426        426        426
  Interest expense..............       899     3,760       200       1,687     3,694     3,768     14,327     10,874
  Amortization of debt
    discount....................               1,026        --       1,026       631       640      1,246        909
                                   -------   -------     -----     -------   -------   -------   --------   --------
Income (loss) as adjusted.......   $  (173)  $37,455     $ 754     $38,818   $24,554   $ 2,494   $ (8,966)  $ (1,457)
                                   =======   =======     =====     =======   =======   =======   ========   ========
Preferred dividend
  requirements..................   $   709   $ 2,836        --          --        --        --         --         --
Ratio of income before provision
  for income taxes to net
  income(a).....................       161%      161%       --          --        --        --         --         --
Preferred dividend factor on
  pretax basis..................     1,141     4,566        --          --        --        --         --         --
Fixed charges
  Interest expense..............       899     3,760       200       1,687     3,694     3,768     14,327     10,874
  Amortization of debt
    discount....................               1,026        --       1,026       631       640      1,246        909
  Portion of rent representative
    of the interest factor......                 414        --         414       426       426        426        426
                                   -------   -------     -----     -------   -------   -------   --------   --------
    Fixed charges and preferred
      dividends.................   $ 2,040   $ 9,766    $  200     $ 3,127   $ 4,751   $ 4,834   $ 15,999   $ 12,209
                                   =======   =======     =====     =======   =======   =======   ========   ========
Ratio of earnings to fixed
  charges.......................        --        --      3.77       12.41      5.17        --         --         --
                                   =======   =======     =====     =======   =======   =======   ========   ========
Deficiency of earnings versus
  fixed charges.................        --        --        --          --        --   $ 2,340   $ 24,965   $ 13,666
                                   =======   =======     =====     =======   =======   =======   ========   ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends...............        --      3.84        --          --        --        --         --         --
                                   =======   =======     =====     =======   =======   =======   ========   ========
Deficiency of earnings versus
  combined fixed charges and
  preferred stock dividends.....   $ 2,213        --        --          --        --        --         --         --
                                   =======   =======     =====     =======   =======   =======   ========   ========

------------------------
(a) To reflect the Company's expected future effective tax rate exclusive of the impact of prior years' net operating loss carry forwards.

(b) Information presented is for the eight months ended August 31, 1991.